Exhibit 10.5

MASSEY ENERGY COMPANY

Incentive Award Agreement

(Based on Cumulative Earnings Before Interest, Taxes, Depreciation and Amortization)

THIS AGREEMENT dated as of the 23rd day of November, 2010, between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and [                    ] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All capitalized terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Incentive Award. Pursuant to the Plan, the Company, on November 23, 2010 (the “Grant Date”), awarded to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the opportunity to earn a cash payment based on the satisfaction of the performance criteria set forth in Paragraph 3 (the “Incentive Award”).

2. Definitions.

(a) Earnout Period means the three year period from January 1, 2011 through December 31, 2013 (“Earnout Period”).

(b) Performance Period EBITDA means the Company’s cumulative earnings before interest, taxes, depreciation and amortization, for the three fiscal years of the Company ending December 31, 2011, December 31, 2012, and December 31, 2013 (the “Performance Period EBITDA”), all as confirmed by the Company’s Chief Financial Officer and the Chairman of the Compensation Committee (“Committee”); provided, however, that extraordinary, unusual or infrequently occurring events and transactions, may, in the sole discretion of the Committee, be excluded pursuant to the Plan in such determination.

3. Amount of Award. Subject to Paragraph 5 and except as provided in Paragraphs 4 and 6, Participant’s Incentive Award will be calculated under the amount and formula shown in column (b) below, based on satisfaction of the criteria set forth in column (a) below:

	(a) Performance Period EBITDA			(b) Participant’s Incentive Award
High Target	$	[	]	$	[	]
Middle Target	$	[	]	$	[	]
Low Target	$	[	]	$	[	]

If the Performance Period EBITDA falls between any target amounts, the amount of Participant’s Incentive Award is calculated proportionately between the two nearest target levels. No Incentive Award will be paid if the Performance Period EBITDA is less than the low target of $[            ] million and no increase to the Incentive Award will be made for cumulative earnings before interest, taxes, depreciation and amortization above the high target of $[            ] million.

Participant’s Incentive Award for the Earnout Period, to the extent earned, will be paid in cash no later than the March 15 immediately following the calendar year in which the Earnout Period ends.

4. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary within the Earnout Period, Participant or Participant’s estate will be entitled to receive a pro rata portion of Participant’s Incentive Award as calculated pursuant to Paragraph 3, based on the portion of the Earnout Period elapsed prior to Participant’s death or becoming Permanently and Totally Disabled.

5. Forfeiture. Participant’s right to receive an Incentive Award is forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates during the Earnout Period for any reason other than on account of Participant’s death or becoming Permanently and Totally Disabled or as set forth in Paragraph 6. In addition, Participant agrees that this Agreement and the receipt of this Incentive Award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Incentive Award to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to end of the Earnout Period. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this Incentive Award will be forfeited.

6. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive the Incentive Award shall be vested if Participant’s employment is terminated during the Earnout Period by the Company or an Affiliate without Cause within two years following a Change in Control that occurs on or after the date of this Agreement through the Earnout Period. For purposes of this Agreement, Cause shall occur upon:

(i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or an Affiliate (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after written demand for substantial performance is delivered to Participant by the Company or an Affiliate which specifically identifies the manner in which the Company or Affiliate believes that Participant has not substantially performed Participant’s duties,

(ii) Participant’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willfully engaging in any other gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or

(iii) Participant’s conviction of, or pleading guilty or nolo condentere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes hereof, no act, or failure to act, on Participant’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company and its Affiliates. The fact that Participant is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or an Affiliate shall not prevent Participant’s termination from being considered for Cause.

7. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

8. No Right to Continued Employment or Service. This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

10. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

11. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

13. Employment and Service. In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

14. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the vesting or payment of this Award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.

MASSEY ENERGY COMPANY

By:
Name: Baxter F. Phillips, Jr.
Its: President

[Participant]

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